UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2016

INVESTORS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36441	46-4702118
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 JFK Parkway, Short Hills, New Jersey		07078
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (973) 924-5100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Amendment to Employment Agreements.  Investors Bancorp, Inc. (the “Company”) has agreed to amend the employment agreements for: (1) Richard S. Spengler, Executive Vice President and Chief Lending Officer; (2) Paul Kalamaras, Executive Vice President and Chief Retail Banking Officer; and (3) Sean Burke, Senior Vice President and Chief Financial Officer, for the purpose of replacing the “280G cutback” provision with a “best net benefit” provision.  As amended, in the event that an excise tax under Sections 280G and 4999 of the Internal Revenue Code would be assessed on the payments or other benefits received under the agreement in connection with a change in control of the Company, the executive would receive either: (1) all the payments and benefits to which he is entitled under the agreement, subject to the excise tax; or (2) have such payments and benefits reduced by the minimum amount necessary so that excise tax will not apply, if such reduction would result in a greater net after-tax benefit to the executive.

Copies of the amendments to the employment agreements will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Item 9.01                      Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.
DATE: April 6, 2016	By:	/s/ Kevin Cummings
Kevin Cummings
President and Chief Executive Officer